Exhibit 99.2

SeaWorld Entertainment, Inc. Announces the Notice of Pendency and Proposed Settlement of Derivative Action

ORLANDO, Fla., Mar. 27, 2020 /PRNewswire/ -- SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced the Notice of Pendency and Proposed Settlement of Derivative Action.

As previously disclosed on February 11, 2020, SeaWorld Entertainment, Inc. (the “Company”) entered into a binding agreement for the settlement of a previously disclosed putative derivative lawsuit commenced in 2014, captioned Kistenmacher v. Atchison, et al., Civil Action No. 10437 (“Kistenmacher”), filed in the Court of Chancery of the State of Delaware.  Pursuant to the settlement agreement, which was memorialized in a Stipulation of Compromise and Settlement filed with the Court on February 28, 2020, the Company received $12.5 million of insurance proceeds from the Company’s insurers to be used for general corporate purposes and will adopt certain corporate governance modifications.

The settlement agreement is subject to final approval by the Court, and the Court has scheduled a hearing for May 21, 2020 at 9:15 a.m., Eastern Time, at the Court of Chancery of the State of Delaware, Kent County, 414 Federal Street, Dover, Delaware 19901, to consider approval of the settlement agreement.  Stockholders have the right to object to the settlement agreement.  The deadline for the submission by stockholders of an objection to the settlement agreement is May 7, 2020, fourteen calendar days prior to the hearing.

Additional information regarding the proposed terms of settlement can be found in the Notice of Pendency and Proposed Settlement of Derivative Action, a copy of which can be accessed on the Investor Relations page of the Company’s website, http://www.seaworldentertainment.com.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 36,000 animals in need over the Company's history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:
Matthew Stroud
Vice President, Investor Relations
855-797-8625
Investors@SeaWorld.com

Media:
Suzanne Pelisson Beasley
Manager, Corporate Communications
Suzanne.Pelisson-Beasley@SeaWorld.com